Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 23, 2015	CONTACT BEN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR FIRST QUARTER

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported a first quarter 2015 earnings increase of 6.8% compared to the first quarter of 2014. Net income totaled $1.9 million for the three months ended March 31, 2015, compared to $1.8 million for the three months ended March 31, 2014.

The earnings of $1.9 million for the three months ended March 31, 2015, represent $0.68 earnings per basic and diluted share. For the first three months of 2015, the return on average assets (ROA) was 0.99% and the return on average equity (ROE) was 9.88%. At March 31, 2015, the Bancorp’s assets totaled $793.9 million.

“Peoples Bank reported strong first quarter operating results with net income up 6.8% over the prior year, supported by asset growth of $18.8 million with our total balance sheet now standing at $793.9 million. During the quarter, the Bank also announced the signing of a definitive agreement for the acquisition of Liberty Savings Bank as we aim to join forces to extend the Peoples brand into Whiting and Winfield, which are two strong markets in our community,” said David Bochnowski, chairman and chief executive officer.

Bochnowski attributed the Bank’s performance to a core earnings increase of 8.6%, a 27.7% increase in income from banking operations led by a 406.7% increase in mortgage loan sales, loan originations totaling $63.7 million, representing an increase of 18.9% over the first quarter of the prior year, and continuing improvement in asset quality as the ratio of non-performing loans to total loans decreased to .85%.

“Peoples Bank is dedicated to remaining independent so that we can continue to serve Northwest Indiana. We’re off to a good start this year, continuing to build on last year’s successes,” said Benjamin Bochnowski, president and chief operating officer. “The Peoples Team is committed to our customers and communities, and partnering with First Federal and Liberty, upon the closing of the acquisition, helps to better create value for all of our stakeholders.”

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $6.4 million for the three months ended March 31, 2015, compared to $5.9 million for the three months ended March 31, 2014, an increase of $525 thousand or 8.9%. The Bancorp’s net interest margin on a tax adjusted basis was 3.75% for the three months ended March 31, 2015, compared to 3.79% for the three months ended March 31, 2014. During 2015, the Bancorp’s net interest income was positively impacted by strong balance sheet growth, as interest earning assets increased by $62.0 million or 9.1% since March 31, 2014.

Noninterest Income

Noninterest income from banking activities totaled $2.0 million for the three months ended March 31, 2015, compared to $1.5 million for the three months ended March 31, 2014, an increase of $423 thousand or 27.7%. The noninterest income increase for 2015 is primarily a result of higher income related to gains from loan sales related to increased origination volume, income from wealth management operations, gain from security sales, and income from banking services.

Noninterest Expense

Noninterest expense related to operating activities totaled $5.6 million for the three months ended March 31, 2015, compared to $4.8 million for the three months ended March 31, 2014, an increase of $803 thousand or 16.6%. The increase in noninterest expense for 2015 is related to operating costs for the Bancorp’s acquisition of First Federal of Hammond during the second quarter 2014 and costs incurred to grow the Bancorp’s lending team.

Funding

At March 31, 2015, core deposits totaled $465.4 million, an increase of $15.9 million or 3.5%, compared to December 31, 2014. Core deposits include checking, savings, and money market accounts and represented 71.7% of the Bancorp’s total deposits at March 31, 2015. The increase in core deposits is a result of management’s sales efforts along with customer preferences for short-term liquid investments in the current low interest rate environment. The Bancorp has experienced strong growth in consumer and business core accounts. During the first three months of 2015, certificate of deposit balances decreased by $436 thousand, compared to December 31, 2014. In addition, at March 31, 2015, borrowings and repurchase agreements totaled $49.1 million, a decrease of $4.8 million or 8.8%, compared to December 31, 2014. Strong core deposit growth allowed management to repay maturing FHLB advances.

Lending

The Bancorp’s loan portfolio totaled $490.5 million at March 31, 2015, an increase of $2.4 million or 0.5%, compared to December 31, 2014. During the first three months of 2015, the Bancorp originated $63.7 million in new loans, an increase of $10.1 million or 18.9%, compared to the first three months of 2014. During the three months ended March 31, 2015, commercial, construction and government related loans increased by $6.6 million in the aggregate. During the three months ended March 31, 2015, $15.5 million of newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $380 thousand.

Investing

The Bancorp’s securities portfolio totaled $230.8 million at March 31, 2015, compared to $220.1 million at December 31, 2014, an increase of $10.8 million or 4.9%. The securities portfolio represents 31.2% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $26.4 million at March 31, 2015, compared to $22.0 million at December 31, 2014, an increase of $4.5 million or 20.3%.

Asset Quality

At March 31, 2015, non-performing loans totaled $4.1 million, compared to $5.5 million at December 31, 2014, a decrease of $1.4 million or 25.5%. The Bancorp’s ratio of non-performing loans to total loans was 0.85% at March 31, 2015, compared to 1.10% at December 31, 2014. In addition, the Bancorp’s ratio of non-performing assets to total assets was 0.97% at March 31, 2015, compared to 1.15% at December 31, 2014. The decrease in non-performing loans for 2015 is primarily the result of the sale of one commercial real estate loan.

For the three months ended March 31, 2015, loan loss provisions totaled $287 thousand, while $245 thousand in provisions were recorded for the three months ended March 31, 2014. The 2015 loan loss provisions were primarily related to increased loan originations and overall loan portfolio growth. Loan charge-offs, net of recoveries, totaled $62 thousand for the three months ended March 31, 2015, compared to recoveries, net of charge-offs of $9 thousand for the three months ended March 31, 2014. At March 31, 2015, the allowance for loan losses totaled $6.6 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.34% at March 31, 2015, compared to 1.30% at December 31, 2014. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 158.87% at March 31, 2015, compared to 114.83% at December 31, 2014.

Capital Adequacy

At March 31, 2015, shareholders’ equity stood at $77.9 million or 9.8% of total assets. The Bancorp’s regulatory capital ratios at March 31, 2015 were 14.9% for total capital to risk-weighted assets, 13.6% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 9.4% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $27.32 per share at March 31, 2015.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally owned and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business and wealth management financial services from its 14 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report
Key Ratios	Three Months Ended
	March 31,
	(Unaudited)
	2015	2014
Return on equity	9.88%	10.11%
Return on assets	0.99%	1.01%
Basic earnings per share	$0.68	$0.63
Diluted earnings per share	$0.68	$0.63
Yield on loans	4.36%	4.34%
Yield on security investments	2.54%	2.61%
Total yield on earning assets	3.76%	3.79%
Cost of deposits	0.21%	0.19%
Cost of borrowings	1.01%	1.00%
Total cost of funds	0.27%	0.27%
Net interest margin - tax equivalent	3.75%	3.79%
Noninterest income / average assets	1.00%	0.86%
Noninterest expense / average assets	2.89%	2.72%
Net noninterest margin / average assets	-1.89%	-1.86%
Efficiency ratio	67.47%	65.27%
Effective tax rate	20.65%	22.41%
Dividend declared per common share	$0.25	$0.22

	March 31,
	2015	December 31,
	(Unaudited)	2014
Net worth / total assets	9.81%	9.83%
Book value per share	$27.32	$26.78
Non-performing assets to total assets	0.97%	1.15%
Non-performing loans to total loans	0.85%	1.10%
Allowance for loan losses to non-performing loans	158.87%	114.83%
Allowance for loan losses to loans outstanding	1.34%	1.30%
Foreclosed real estate to total assets	0.23%	0.23%

Consolidated Statements of Income	Three Months Ended
(Dollars in thousands)	March 31,
	(Unaudited)
	2015	2014
Interest income:
Loans	$5,339	$4,895
Securities & short-term investments	1,523	1,393
Total interest income	6,862	6,288
Interest expense:
Deposits	334	275
Borrowings	131	141
Total interest expense	465	416
Net interest income	6,397	5,872
Provision for loan losses	287	245
Net interest income after provision for loan losses	6,110	5,627
Noninterest income:
Fees and service charges	632	594
Wealth management operations	429	378
Gain on sale of securities, net	393	350
Gain on sale of loans held-for-sale, net	380	75
Increase in cash value of bank owned life insurance	104	102
Gain on foreclosed real estate, net	1	12
Other	11	16
Total noninterest income	1,950	1,527
Noninterest expense:
Compensation and benefits	3,173	2,646
Occupancy and equipment	901	790
Data processing	315	276
Marketing	113	118
Federal deposit insurance premiums	134	91
Other	996	908
Total noninterest expense	5,632	4,829
Income before income taxes	2,428	2,325
Income tax expenses	501	521
Net income	$1,927	$1,804

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data

(Dollars in thousands)

	March 31, 2015	December 31,	Change	Mix
	(Unaudited)	2014	%	%
Total assets	$793,858	$775,044	2.4%	n/a
Cash & cash equivalents	26,427	21,963	20.3%	n/a
Securities - available for sale	230,842	220,053	4.9%	n/a

Loans receivable:
Construction and land development	$28,351	$25,733	10.2%	5.8%
1-4 first liens	155,344	160,526	-3.2%	31.7%
Multifamily	32,123	31,703	1.3%	6.5%
Commercial real estate	155,409	156,015	-0.4%	31.7%
Commercial business	60,900	58,682	3.8%	12.4%
1-4 Junior Liens	1,419	1,507	-5.8%	0.3%
HELOC	26,602	25,564	4.1%	5.4%
Lot loans	1,998	1,932	3.4%	0.4%
Consumer	346	357	-3.1%	0.1%
Government and other	28,045	26,134	7.3%	5.7%
Total loans	$490,537	$488,153	0.5%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$91,315	$80,352	13.6%	14.1%
Interest bearing checking	129,658	133,962	-3.2%	20.0%
Savings	95,549	89,866	6.3%	14.7%
MMDA	148,902	145,384	2.4%	22.9%
Total core deposits	465,424	449,564	3.5%	71.7%
Certificates of deposit	183,946	184,382	-0.2%	28.3%
Total deposits	$649,370	$633,946	2.4%	100.0%

Borrowings	$49,138	$53,906	-8.8%
Stockholder’s equity	77,912	76,165	2.3%

Asset Quality
(Dollars in thousands)	March 31, 2015	December 31,	Change
	(Unaudited)	2014	%
Nonaccruing loans	$3,852	$4,599	-16.2%
Accruing loans delinquent more than 90 days	293	941	-68.9%
Securities in non-accrual	1,729	1,611	7.3%
Foreclosed real estate	1,821	1,745	4.4%
Total nonperforming assets	$7,695	$8,896	-13.5%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$487	$426	14.3%
ALL general allowances for loan portfolio	6,099	5,935	2.8%
Total ALL	$6,586	$6,361	3.5%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$615	$524	17.4%
Nonaccruing troubled debt restructurings, compliant (2)	-	1,216	-100.0%
Accruing troubled debt restructurings	4,639	4,687	-1.0%
Total troubled debt restructurings	$5,254	$6,427	-18.3%

(1)	“non-compliant” refers to not being within the guidelines of the restructuring agreement
(2)	included in nonaccruing loan balances presented above

Capital Adequacy (Bancorp and Bank)	At March 31,
	2015	Required
	Actual Ratio	To Be Well
	(Unaudited)	Capitalized (1)

Common equity tier 1 capital to risk-weighted assets	13.6%	6.5%
Tier 1 capital to risk-weighted assets	13.6%	8.0%
Total capital to risk-weighted assets	14.9%	10.0%
Tier 1 capital to adjusted average assets	9.4%	5.0%

(1)	Effective January 1, 2015, new minimum capital requirements went into effect, which increased the Tier 1 capital to risk-weighted assets ratio to 8.0% to be well capitalized and also introduced a new common equity Tier 1 capital ratio fo 4.5% (6.5% to be well capitalized).